NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 17, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on Novemeber 3, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to a business reorganization, which became effective on November 3, 2025, each share of Class A Common Stock and Warrants to purchase Class A Common Stock, each Warrant entitles a holder to purchase 1/25th of a share of Class A common stock at an exercise price of $287.50 for one share of Class A Common Stock of Bakkt Holdings, Inc (Old Bakkt) was deemed to represent one (1) Class A Common Stock and one (1) Warrants to purchase Class A Common Stock, each Warrant entitles a holder to purchase 1/25th of a share of Class A common stock at an exercise price of $287.50 for one share of Class A Common Stock of Bakkt Holdings, Inc (New Bakkt) on a share for share and warrant for warrant basis. This form is only for the removal from listing on the Exchange of the Class A Common Stock and Warrants to purchase Class A Common Stock, each Warrant entitles a holder to purchase 1/25th of a share of Class A common stock at an exercise price of $287.50 for one share of Class A Common Stock of Bakkt Holdings, Inc (Old Bakkt) and not a termination of the registration of the Class A Common Stock and Warrants to purchase Class A Common Stock, each Warrant entitles a holder to purchase 1/25th of a share of Class A common stock at an exercise price of $287.50 for one share of Class A Common Stock of Bakkt Holdings, Inc (New Bakkt). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions Bakkt Holdings, Inc.(Old Bakkt) was suspended from trading on Novemeber 4, 2025.